Exhibit 99.1

Press Release & Investor Call

Acorn’s Q3 Revenue Rose 46% to $3.05M and EPS Rose to $0.29 vs. $0.01, Inclusive of the Initial Benefit of 2-Year Contract for Remote Monitoring of Backup Generators

for Cell Towers

Investor Call Today at 11am ET; Dial-in: 1-844-834-0644

Wilmington, DE – November 7, 2024 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control solutions for backup power generators, gas pipelines, air compressors and other mission critical assets, announced results for its third quarter ended September 30, 2024 (Q3’24) and will hold an investor call today at 11am ET (see call details below).

Summary Financial Results

($ in thousands)	Q3’24	Q3’23	Change	9M’24	9M’23	Change
Monitoring revenue	$1,138	$1,083	+5.1%	$3,350	$3,172	+5.6%
Hardware revenue	$1,912	$1,004	+90.4%	$4,107	$2,637	+55.7%
Total revenue (1)	$3,050	$2,087	+46.1%	$7,457	$5,809	+28.4%
Gross margin	71.7%	74.3%		73.0%	75.0%
Net income to stockholders	$725	$24	nm (2)	$1,061	$35	nm (2)
Net income per diluted share	$0.29	$0.01	nm (2)	$0.42	$0.01	nm (2)

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

(2) The percentage change is not meaningful because net income in the prior-year periods was near zero.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Acorn’s Q3’24 results benefited, in part, from $724,000 in hardware revenue earned from the shipping of units pursuant to the initial purchase orders related to the previously announced $5 million contract with one of the nation’s largest cell phone providers for equipment and remote monitoring services for thousands of cell tower backup generators across the U.S.

“This contract, OmniMetrix’s largest, was secured through a competitive process which recognized the value and capabilities of our industry-leading technology and solutions and our high level of customer service. We are committed to the successful rollout of this program which should provide a compelling case study for other large commercial and industrial customers.

“We anticipate increasing demand for backup power generation and our 24/7 monitoring and control solutions as a result of the growing incidence of major power outages due to extreme weather events, wildfires, rapidly growing electricity demand and the challenges they place on the aging electric grid in the U.S. As result of extreme events this year, millions of households and businesses across the country have been without power for weeks or more. The growing frequency and prolonged recovery time following these events is making a very clear case for the importance of backup power, particularly given the exponential electricity demand anticipated through the next decade to support artificial intelligence, cloud computing and electric vehicle infrastructure.

“Importantly, our solutions provide both environmental benefits and compelling returns on investment for both commercial and residential customers in their role of ensuring backup power is ready when needed. Remote monitoring eliminates much of the cost and environmental impact of sending technicians for periodic inspections of backup generators.

“Finally, we continue to invest in research and development to extend our industry leadership in technology and system capabilities. For example, our recently launched new and improved OmniView 2 user interface provides enhanced navigation and a range of new features including Air Quality Index (AQI) data to support customer compliance with EPA air quality regulations, so that they can avoid fines for operating generators on bad air quality days.

“We have a very strong team and an efficient structure that can deliver meaningful operating leverage on incremental revenue. As a result, we have achieved Q3’24 EPS of $0.29 vs. $0.01 in the prior-year period. We have also improved our cash position to $2.2M at quarter end, compared to $1.5M at year-end 2023, and $2.1M as of November 5, 2024 with no debt. We expect our business momentum to continue in Q4’24 and beyond as we execute on the cell tower project and other opportunities that we are currently pursuing.”

Financial Review

Q3’24 revenue rose 46.1% to $3,050,000 versus Q3’23 revenue of $2,087,000, reflecting a 90.4% increase in hardware revenue and a 5.1% increase in monitoring revenue. Hardware revenue benefitted from $724,000 of monitoring hardware sales that commenced in August pursuant to the material contract with a leading cell phone provider. As in recent quarters, Q3’24 benefited from the recognition of 100% of the revenue from new hardware product versions that are capable of being distinct and separable from the company’s monitoring services. In contrast, monitoring revenue is deferred and amortized over the term of the monitoring contract, which is typically one year.

Compared to the prior-year period, revenue rose 28.4% to $7,457,000 in the first nine months of 2024, reflecting a 55.7% increase in hardware revenue and a 5.6% increase in monitoring revenue, driven by the same factors as in Q3’24.

Gross profit grew 41.1% to $2,187,000 in Q3’24, reflecting a gross margin of 71.7%, as compared to gross profit of $1,550,000 and gross margin of 74.3% in Q3’23. The decrease in gross margin was principally attributable to a higher proportion of hardware versus monitoring in the revenue mix. Compared to the prior-year period, gross profit grew 25.0% in the first nine months of 2024 to $5,443,000, and gross margin was 73.0% in the first nine months of 2024 versus 75.0% in the prior-year period, also reflecting a higher concentration of hardware, which carries a lower gross margin than monitoring revenue.

Total operating expenses declined to $1,431,000 in Q3’24 from $1,542,000 in Q3’23, due to lower SG&A costs, principally reflecting the absence of $102,000 in reverse stock split expenses recorded in Q3’23 and lower personnel costs due to two positions in the Company’s sales organization that we have elected not to fill at this time.

Operating expenses for the nine months ended September 30, 2024 were flat reflecting the same factors as Q3’23, partially offset by higher research and development expenses related to engineering salary increases and continued investment in product innovation.

Q3’24 net income attributable to Acorn stockholders improved to $725,000, or $0.29 per diluted share, from $24,000, or $0.01 per diluted share, in Q3’23, reflecting revenue and gross profit increases and lower operating expenses. Net income attributable to Acorn stockholders for the nine months ended September 30, 2024 rose to $1,061,000, or $0.42 per diluted share, as compared to $35,000, or $0.01 per diluted share, in the prior-year period.

Liquidity and Cash Flow

Excluding deferred revenue of $3,572,000 and deferred cost of goods sold of $507,000, which have no impact on future cash flow, net working capital improved to $3,342,000 at September 30, 2024, as compared to $2,654,000 at December 31, 2023. Net working capital included cash and cash equivalents of $2,153,000 at September 30, 2024, and $1,449,000 at year-end 2023 (an increase of $704,000), with no debt outstanding in either period.

Acorn generated net cash of $739,000 from operating activities in the first nine months of 2024, versus $366,000 in the first nine months of 2023. During the current-year period, $48,000 was used in investing activities, principally investments in technology, and $13,000 was received from the exercise of stock options.

Investor Call Details

Date/Time:	Thursday, November 7th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023

Revenue	$7,457	$5,809	$3,050	$2,087
COGS	2,014	1,453	863	537
Gross profit	5,443	4,356	2,187	1,550
Operating expenses:
Research and development expense (R&D)	698	614	234	212
Selling, general and administrative (SG&A) expense	3,653	3,746	1,197	1,330
Total operating expenses	4,351	4,360	1,431	1,542
Operating income (loss)	1,092	(4)	756	8
Interest income, net	53	46	20	19
Income before income taxes	1,145	42	776	27
Income tax expense	67	—	42	—
Net income	1,078	42	734	27
Non-controlling interest share of income	(17)	(7)	(9)	(3)
Net income attributable to Acorn Energy, Inc. stockholders	$1,061	$35	$725	$24

Basic and diluted net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic	$0.43	$0.01	$0.29	$0.01
Diluted	$0.42	$0.01	$0.29	$0.01
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	2,487	2,484	2,487	2,485
Diluted	2,504	2,506	2,511	2,532

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2024	As of December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$2,153	$1,449
Accounts receivable, net	894	536
Inventory, net	659	962
Deferred cost of goods sold (COGS)	507	809
Other current assets	318	280
Total current assets	4,531	4,036
Property and equipment, net	527	570
Right-of-use assets, net	112	193
Deferred COGS	134	476
Other assets	99	174
Total assets	$5,403	$5,449
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$313	$288
Accrued expenses	202	132
Deferred revenue	3,572	4,034
Current operating lease liabilities	129	123
Other current liabilities	38	30
Total current liabilities	4,254	4,607
Long-term liabilities:
Deferred revenue	812	1,550
Noncurrent operating lease liabilities	—	98
Other long-term liabilities	23	20
Total liabilities	5,089	6,275
Commitments and contingencies
Equity (deficit):
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: 42,000,000 shares authorized, 2,537,485 and 2,534,969 shares issued at September 30, 2024 and December 31, 2023, respectively, and 2,487,307 and 2,484,791 shares outstanding at September 30, 2024 and December 31, 2023, respectively	25	25
Additional paid-in capital	103,386	103,321
Accumulated stockholders’ deficit	(100,087)	(101,148)
Treasury stock, at cost – 50,178 shares at September 30, 2024 and December 31, 2023	(3,036)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity (deficit)	288	(838)
Non-controlling interest	26	12
Total equity (deficit)	314	(826)
Total liabilities and equity (deficit)	$5,403	$5,449

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Nine months ended September 30,
	2024	2023
Cash flows provided by operating activities:
Net income	$1,078	$42
Depreciation and amortization	91	115
(Decrease) increase in the provision for credit loss	(7)	3
Impairment of inventory	21	9
Non-cash lease expense	97	96
Stock-based compensation	52	46
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(351)	11
Decrease (increase) in inventory	282	(129)
Decrease in deferred COGS	644	162
Decrease (increase) in other current assets and other assets	37	(49)
(Decrease) increase in deferred revenue	(1,200)	40
Decrease in operating lease liability	(108)	(104)
Increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	103	124
Net cash provided by operating activities	739	366

Cash flows used in investing activities:
Investments in technology	(44)	(70)
Equipment purchases	(4)	(2)
Net cash used in investing activities	(48)	(72)

Cash flows provided by financing activities:
Stock option exercise proceeds	13	—
Warrant exercise proceeds	—	5
Net cash provided by financing activities	13	5

Net increase in cash	704	299
Cash at the beginning of the period	1,449	1,450
Cash at the end of the period	$2,153	$1,749

Supplemental cash flow information:
Cash paid during the period for:
Interest	$1	$2
Income Taxes	$2	$—
Non-cash investing and financing activities:
Accrued preferred dividends to former CEO of OmniMetrix	$3	$3